FORM OF LETTER AGREEMENT

AMG SouthernSun Global Opportunities Fund

Subadvisory Agreement

July 11, 2016

SouthernSun Asset Management, LLC

6070 Poplar Avenue, Suite 300

Memphis, TN 38119

Attn: Chief Compliance Officer

Re:	Subadvisory Agreement among AMG Funds LLC (formerly known as Managers Investment Group LLC), SouthernSun Asset Management, LLC and AMG Funds (formerly known as Managers AMG Funds), dated as of March 31, 2014, and as amended from time to time (the “Subadvisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1(c) of the Subadvisory Agreement, AMG Funds LLC (the “Adviser”) hereby notifies you that AMG Funds (the “Trust”) is establishing a new series to be named AMG SouthernSun Global Opportunities Fund (the “New Fund”), and that the Adviser desires to retain SouthernSun Asset Management, LLC (the “Subadvisor”) to provide investment advisory services with respect to the New Fund pursuant to the terms and conditions of the Subadvisory Agreement. Attached as Appendix A is an addendum to Schedule A to the Subadvisory Agreement setting forth the annual fee the Adviser will pay the Subadvisor pursuant to Section 3 of the Subadvisory Agreement.

Please acknowledge your agreement to provide such investment advisory services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,
AMG Funds LLC
By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED
SouthernSun Asset Management, LLC
By:
Name:
Title:
Date:

ACKNOWLEDGED AND AGREED TO WITH RESPECT TO THE TRUST’S OBLIGATIONS UNDER THE SUBADVISORY AGREEMENT

AMG Funds
By:
Name: Donald S. Rumery
Title: Treasurer, Chief Financial Officer and Principal Financial Officer
Date:

Appendix A

ADDENDUM TO

SCHEDULE A

AMG SouthernSun Global Opportunities Fund

The Adviser shall pay to the Subadvisor an annual gross investment Subadvisory fee equal to [ ]% per annum of the average daily net assets of AMG SouthernSun Global Opportunities Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

The Subadvisor may voluntarily waive all or a portion of the Subadvisory fee payable from time to time hereunder. The Adviser agrees that, during any period in which the Subadvisor has voluntarily waived all or a portion of the Subadvisory fee hereunder, if requested by the Subadvisor, the Adviser will waive an equal amount (or such lesser amount as the Subadvisor may request) of the advisory fee payable by the Trust to the Adviser with respect to AMG SouthernSun Global Opportunities Fund under the Advisory Agreement.

Subject to the Subadvisor’s prior written consent, the Subadvisor agrees that, during any period in which the Adviser has waived all or a portion of the advisory fee payable by the Trust to the Adviser under the Advisory Agreement with respect to AMG SouthernSun Global Opportunities Fund, the Subadvisor will agree to waive a pro rata share (or such lesser share as the Adviser may request) of the Subadvisory fee payable hereunder with respect to the Fund, such that the amount waived by the Subadvisor shall bear the same ratio to the total amount of the subadvisory fees payable hereunder with respect to the Fund as the amount waived by the Adviser bears to all fees payable to the Adviser under the Advisory Agreement with respect to the Fund.

The Adviser agrees that, in addition to any amounts otherwise payable to the Subadvisor with respect to AMG SouthernSun Global Opportunities Fund hereunder, the Adviser shall pay the Subadvisor all amounts previously waived by or otherwise reimbursed by the Subadvisor to the extent that such amounts are subsequently paid by the Trust to the Adviser under the Advisory Agreement, it being further agreed that, with respect to any such amounts subsequently paid by the Trust to the Adviser, the amount to be paid by the Adviser to the Subadvisor shall bear the same ratio to the total amount paid by the Trust as the total amount previously waived by the Subadvisor bears to the total amount of the fees previously waived by the Adviser under the Advisory Agreement with respect to the Fund.

The Subadvisor agrees that, during any period in which the Adviser has agreed to pay or reimburse the Trust for expenses of AMG SouthernSun Global Opportunities Fund, if requested by the Adviser, the Subadvisor shall pay or reimburse the Advisor for the entire amount of all such expenses of the Fund (or such lesser amount as the Adviser may request). The Adviser agrees that, in addition to any amounts otherwise payable to the Subadvisor with respect to the Fund hereunder, the Adviser shall pay the Subadvisor all amounts previously paid or reimbursed by the Subadvisor to the extent that such amounts are subsequently paid by the Trust to the Adviser under the Expense Limitation Agreement.